UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)*

                            Bear Creek Mining Corp.
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                   07380N104
                              --------------------
                                 (CUSIP Number)

                                    12/31/14
         -------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 4 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Atlantic Investment Company                                 58-0147920
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                         (b) [_]
       N/A
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Georgia/USA
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            7,072,913
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             0
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               7,147,018
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,147,018
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.68%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       HC
--------------------------------------------------------------------------------

                                PAGE 2 OF 4 PAGES

              Item 1(a) Name of Issuer:
                        Bear Creek Mining Corp.

              Item 1(b) Address of Issuer's Principal Executive Offices:
                        625 Howe Street
                        Suite 1050
                        Vancouver,  BC V6C2TC Canada

              Item 2(a) Name of Person Filing:
                        Atlantic Investment Company
                        Malon W. Courts

              Item 2(b) Address of the Principal Office or, if none, Residence:
                        3050 Peachtree Road NW, Suite 200
                        Atlanta, GA 30305

              Item 2(c) Citizenship:
                        United States

              Item 2(d) Title of Class of Securities:
                        Common Stock

              Item 2(e) CUSIP Number:
                        07380N104

              Item 3 If the Statement is being filed pursuant to Rule
                     13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (g)    [X] A parent holding company or control person
                                   in accordance with ss.240.13d-1(b)(1)(ii)(G);

              Item 4    Ownership:
                         (a) Amount Beneficially Owned:
                             7,147,018

                        (b) Percent of Class:
                             7.68%

                                PAGE 3 OF 4 PAGES

                        (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or direct the vote:  7,072,913

                       (ii)  shared power to vote or direct the vote:        0

                      (iii)  sole power to dispose or to direct the
                             disposition of:                         7,147,018
                       (iv)  shared power to dispose or to direct the
                             disposition of:                                 0

              Item 5 Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

              Item 6 Ownership of More than Five Percent on Behalf of Another Person:

                        The private fund, Sapelo Fund LP20-4720585 owns 6.12% of the shares. This fund is under control of Pointer Capital LLC and Atlantic Investment Company.

              Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                        Pointer Capital LLC 20-0843229 -- An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E)

              Item 8    Identification and Classification of Members of the
                        Group:

                        Not applicable.

              Item 9    Notice of Dissolution of a Group:
                        Not applicable.

              Item 10   Certification:
                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2015

                                      Atlantic Investment Company

                                      By:   /S/ MALON W. COURTS
                                           -------------------------------------
                                      Name: Malon W. Courts
                                            Title: Partner

                                PAGE 4 OF 4 PAGES